Exhibit 99.1

Press Release

Paradigm Holdings, Inc. Announces Record Date and Meeting Date
for Special Meeting of Shareholders

Rockville, Maryland, October 14, 2010 — Paradigm Holdings, Inc. (OTCBB: PDHO) (the “Company”) today announced that it has established a record date and a meeting date for a special meeting of its shareholders.  At the special meeting, shareholders of record will consider and vote to approve the reincorporation of the Company into the State of Nevada (the “Reincorporation”), and certain other matters.

Company shareholders of record at the close of business on Friday, October 15, 2010, will be entitled to notice of the special meeting and to vote at the special meeting.  The special meeting will be held on Thursday, November 11, 2010, at 9:30 a.m. Eastern Standard Time, at the Company’s principal offices located at 9715 Key West Avenue, 3rd Floor, Rockville, Maryland 20850.

Assuming required shareholder approvals are received at the special meeting, the Company anticipates that the Reincorporation will be consummated promptly following the special meeting.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Additional Information

In connection with the proposed Reincorporation, on May 6, 2010, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). The preliminary proxy statement was subsequently amended on August 20, 2010 and September 24, 2010.  Investors and security holders are advised to read the preliminary proxy statement and, when it becomes available, the definitive proxy statement as well as any other relevant documents filed with the SEC when they become available because they will contain important information about the merger and the parties to the merger.  The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from the Company by directing a request to the Company’s Investor Relations Department at phone number (240) 283-3404, email address RSawchak@ParadigmSolutions.com or through the Company Web site www.paradigmsolutions.com.

The information in the preliminary proxy statement is not complete and may be changed. Before making any voting or investment decisions with respect to the proposed Reincorporation or any of the other matters with respect to which the Company’s shareholders will be asked to vote pursuant to the proxy statement, the Company’s shareholders are urged to read the definitive proxy statement and other documents filed by the Company when they become available.

Contact Information

Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404